MINING LEASE AGREEMENT

THIS AGREEMENT is made and entered into effective as of the 2nd day of November, 2011, by and between CARLA ROSAS ZEPEDA, an individual residing in Montrose, Colorado (hereinafter referred to as "Lessor") and AMERICAN STRATEGIC MINERALS CORPORATION, a Colorado corporation (hereinafter referred to as "AMICOR").

RECITALS

WHEREAS, Lessor owns certain unpatented mining claims situated in San Miguel County, Colorado, and Montrose County, Colorado, more particularly described in Exhibit "A" attached hereto and by this reference incorporated herein (hereinafter referred to as the "Subject Properties"); and

WHEREAS, Lessor desires to grant to AMICOR, and AMICOR desires to acquire from Lessor, a mining lease of the Subject Properties pursuant to which AMICOR shall have the exclusive right to explore, develop, extract, mine, market, sell or otherwise dispose of all minerals from the Subject Properties.

AGREEMENT

NOW, THEREFORE, in consideration of the issuance of capital stock of AMICOR and mutual covenants contained and provided for herein, the parties hereto agree as follows:

1. Grant. Lessor hereby grants, leases, lets and demises unto AMICOR, its successors and assigns, all of the Subject Properties described in Exhibit "A" together with all ores, minerals and mineral substances of every nature and character whatsoever to the extent Lessor has the rights to said minerals (which ores, minerals and mineral substances are hereinafter referred to severally and collectively as the "Minerals") located thereupon or thereunder.

Lessor further grants to AMICOR the exclusive right and privilege to enter upon the Subject Properties for purposes of surveying, exploring, prospecting, sampling, drilling, developing, mining (whether by underground, strip, open pit or solution methods), stockpiling, removing, shipping, processing, marketing or otherwise disposing of any of the Minerals; to construct, use, maintain, repair, replace and relocate buildings, roads, tailings ponds, waste

dumps, ditches, pipelines, power and communication lines, and other improvements and facilities reasonably required by AMICOR for the full enjoyment of the Subject Properties for the purposes set forth in this Agreement; to use so much of the Subject Properties and the surface thereof as may be reasonably necessary, convenient or suitable for the storage and/or permanent disposal of wastes, residues, tailings or other by-products of development, production or operations; to use so much of the surface of the Subject Properties as may be reasonably necessary, convenient or suitable for or incidental to any of the rights and privileges of AMICOR hereunder or otherwise reasonably necessary to effect the purpose of this Agreement; to use easements and all rights of way for ingress and egress to and from the Subject Properties to which Lessor may be entitled; to use any subsequently discovered or developed underground water to which Lessor may be entitled; and to exercise all other rights which are incidental to any or all of the rights specified, mentioned or referred to herein.

2. Lessor's Warranties.

(a) Lessor hereby warrants and represents to AMICOR, to the best of her knowledge, that the Subject Properties have been located in accordance with the mining laws of the United States and the State of Colorado and in accordance with local customs, rules and regulations; that the claims are free and clear from any liens or encumbrances placed on the Subject Properties by Lessor; and that Lessor has not and will not perform any act that will encumber any of the claims.

(b) Lessor further warrants: (1) that she is the proper and the only entity, association or corporation capable of and entitled to lease, let and demise the Subject Properties; (2) that all prior mineral leases have terminated or been released; and (3) that no action, suit, claim, proceeding, arbitration or investigation is pending, or to the best of her knowledge, threatened against the Subject Properties, at law or in equity.

3. Title Information and Defects. Promptly following execution of this Agreement, Lessor shall furnish to AMICOR copies of all title information relating to the Subject Properties that Lessor has in her possession or control, including, but not limited to, abstracts of title, deeds, location notices, status reports, title opinions and proofs of assessment work.

4. Technical Information. Promptly following the execution of this Agreement, Lessor shall deliver to AMICOR all geological, geophysical, geochemical and engineering data and information in its control which relates to the Subject Properties.

5. Term. The term of this Agreement shall be for a period of twenty (20) years from the date hereof, and so long thereafter as the annual Bureau of Land Management maintenance fees and any other fees required to hold the Subject Properties are paid in full.

6. Cross-Mining Rights and Access. To the extent Lessor has the right to grant, during the term of this Agreement AMICOR is hereby granted the right, if it so desires, to possess and use all or any part of the Subject Properties and any or all structures, facilities, tunnels, shafts, pits, openings, ditches, pipelines, equipment, machinery roads, haulage ways and other improvements or appurtenances existing thereon or thereunder for the purpose of developing, producing, removing, extracting, mining, treating, processing, stockpiling, storing, depositing and transporting minerals, concentrated products, wastes, water, fluids, solutions or materials from any adjoining or nearby property owned, controlled or operated by AMICOR, and for any other purposes, including access, connected with exploration, development or producing operations on such adjoining or nearby property.

7. Manner of Work. AMICOR agrees to conduct all of its operations hereunder in a careful and miner-like manner and in compliance with all applicable laws and regulations of the United States and the State of Colorado.

8. Title to Minerals. It is understood and agreed that AMICOR shall have complete and exclusive title to, possession of, and right to retain, sell or otherwise dispose of, as it may in its sole discretion desire, the Minerals produced from any of the Subject Properties pursuant to this Agreement.

9. Tailings and Residue. All tailings and other residue resulting from extraction, milling, processing or other operations upon the Subject Properties shall be the sole and exclusive property of AMICOR. AMICOR is responsible for the property reclamation and cleanup work of all properties subject to this Agreement, including the proper removal or reclamation of all tailings and other residue. AMICOR will indemnify and hold Lessor and all Lessor's successors in interest harmless from all such reclamation and cleanup work and from all costs associated therewith. All reclamation and cleanup work shall be completed in accordance with applicable local, state and federal rules and regulations. This provision shall survive the termination of this Agreement.

10. Amendment, Relocation and Patent of Claims. AMICOR shall have the right to amend or relocate in the name of Lessor any of the unpatented mining claims covered by this

Agreement which AMICOR deems advisable to so amend or relocate. Upon request by AMICOR, Lessor shall apply for a patent to any of the unpatented mining claims so designated by AMICOR and shall execute all necessary applications and documents in connection therewith, and shall cooperate fully with AMICOR in securing such patents. All expenses incurred by Lessor at AMICOR's request and all expenses incurred or authorized by AMICOR in connection with such patent proceedings shall be borne by AMICOR. The rights of AMICOR under this Agreement shall extend to any and all such amended, relocated or patented mining claims.

11. Maintenance Fees/Assessment Work. In any year in which the Congress requires the payment of an annual maintenance, rental or similar payment in lieu of the annual assessment work requirement for unpatented mining claims, AMICOR will pay such fee for every mining claim which is then part of the Subject Properties on or before a period of at least ninety (90) days prior to the due date of such payment. AMICOR shall give written notice of such payment to Lessor when the payment is made. If such payment is not made by such date, then the provisions of Paragraph 10 shall apply. If the annual assessment work requirement is reinstated, the following shall apply.

Commencing with the assessment year expiring on September 1, 2012, AMICOR shall perform annual assessment work requirements for any and all of the unpatented mining claims which remain subject to this Agreement subsequent to June 1, of any such assessment year, and shall record proof of such annual assessment work on Lessor's behalf in the manner provided by law within the statutory period. Lessor agrees that, in the event AMICOR owns or acquires by location, purchase, lease, option or otherwise, the right to explore areas or claims or groups of claims contiguous to the unpatented mining claims covered by this Agreement, AMICOR shall have the right to perform assessment work required hereunder pursuant to a common plan of exploration or development for all of the areas, claims or groups of claims, whether performed on or off the Subject Properties. AMICOR shall not be liable on account of holdings by any court or governmental agency that the effects of work so elected and performed by AMICOR do not constitute the required annual assessment work for purposes of preserving title to such claims, provided that the work so done is of the kind generally accepted a assessment work and that AMICOR has expended a total amount sufficient to meet the minimum requirements with respect to all of the unpatented mining claims.

12. Holding Costs. AMICOR shall pay all costs of holding the Subject Properties during the term of this Agreement.

13. Taxes. While this Agreement is in effect, and except as provided hereinafter, AMICOR shall promptly pay all property taxes, assessments and other governmental charges imposed upon any of the Subject Properties which remain subject to this Agreement and upon any structures, facilities, equipment and personal property placed or erected thereon by AMICOR, and AMICOR shall pay the same before they are delinquent. AMICOR shall have the right to contest in the courts or otherwise, the validity or amount of any taxes or assessment if AMICOR deems the same to be unlawful, unjust, unequal or excessive, or to take such other steps or proceedings as AMICOR may deem necessary to secure a cancellation, reduction, readjustment or equalization thereof before AMICOR shall be required to pay the same, but in no event shall AMICOR permit or allow title to the Subject Properties to be lost as the result of nonpayment of any taxes, assessments or other such charges while this Agreement is in effect.

14. Default and Forfeiture. The failure of AMICOR to make or cause to be made any of the payments herein provided for or to keep or perform any agreement on its part to be kept or performed according to the terms and provisions of this Agreement shall, at the election of Lessor, constitute an event of a default. Upon such event of default, Lessor shall give to AMICOR a written notice of her intention to declare a forfeiture of this Agreement and to terminate the same on account thereof, specifying the particular default or defaults relied upon by it, and AMICOR shall have ten (10) days after receipt of such notice in which to make good, or cure such default or defaults, in which event there shall be no forfeiture therefor. Upon failure to so cure the default, Lessor may declare a forfeiture and termination of this Agreement. In the event that Lessor does terminate this Agreement on account of a default by AMICOR, AMICOR shall be under no further obligation or liability hereunder to Lessor from and after the date of such termination except for the performance of obligations and the satisfaction of liabilities to Lessor or third parties or respecting the Subject Properties, which have accrued prior to the date of such termination.

15. Release of Property. AMICOR may at any time execute and deliver to Lessor a release covering all or part of the Subject Properties and thereby surrender this Agreement as to all or the designated part of the Subject Properties and terminate all obligations as to the Subject Properties surrendered. Any surrender of all or part of the Subject Properties must be preceded

by a written notice delivered a minimum of ninety (90) days before any annual assessment work obligations or BLM maintenance, rental or similar fee is due on the claims which comprise the Subject Properties.

16. Evidence of Release. In the event of a valid forfeiture, surrender, expiration or termination of this Agreement as to the Subject Properties or any part thereof, AMICOR shall surrender to Lessor peaceable possession of the Subject Properties covered by the forfeiture, surrender, expiration or expiration. Within thirty (30) days after termination of this Agreement as to the Subject Properties, AMICOR shall also deliver to Lessor all documents and factual information, such as geological reports, data, assays, claim maps, logs, drill hole location, and other similar data, obtained by AMICOR in its operations on the Subject Properties.

17. Removal of Equipment. Within thirty (30) days after a valid forfeiture, cancellation, expiration or other termination of this Agreement, AMICOR shall offer to Lessor and Lessor may acquire at a price mutually agreed upon all buildings, structures, warehouse stocks, merchandise, materials, tools, hoists, compressors, engines, motors, pumps, transformers, electrical accessories, metal or wooden tanks, pipes and connections, rails, mine cars and any and all machinery, trade fixtures, equipment and personal property erected or placed in or upon the Subject Properties by AMICOR. As to any of the foregoing items not acquired by Lessor, AMICOR shall have six (6) months from the date of a valid forfeiture, cancellation, expiration or other termination to remove said items, provided that such right of removal shall not extend to foundations and mine timbers in place unless Lessor shall have given her previous written consent thereto. If AMICOR is hampered by snowdrifts, washouts, inclement weather or other climatic conditions, from completing the removal of said items within the time specified, then Lessor agrees to extend the time for removal by a reasonable period if requested by AMICOR.

18. Right of Assignment. During the term of this Agreement, AMICOR shall have the right to assign, sell, encumber or otherwise transfer to any third party any of its rights or interests in and to this Agreement or any of the Subject Properties then subject to this Agreement.

19. Recording of Short Form Notice. Upon request of AMICOR, Lessor will execute and deliver a memorandum of this Agreement (Short Form) for the sole purpose of recordation in the real property records so as to give recorded notice, pursuant to the laws of the State of Colorado, of the existence of this Agreement. No such memorandum shall modify, vary or amend any terms of this Agreement.

20. Arbitration of Disputes. Any dispute, contest, controversy or claim arising from this Agreement, including alleged breaches hereof and defaults hereunder, shall be resolved by arbitration in substantial accordance with the Colorado Uniform Arbitration Act of 1975, as the same may be amended at the time for the call for arbitration. Arbitration proceedings shall be held in Montrose or Mesa counties, Colorado, and any arbitration award may be enforced in any Colorado court of competent jurisdiction, the parties hereto consenting to the jurisdiction of such courts for this purpose. The arbitration decision shall be in writing and shall set forth findings of fact and conclusions of law supported by a reasoned opinion. The total costs of such arbitration shall be borne solely by the losing party.

21. Notices. Any notice, election or other correspondence required or permitted hereunder shall be deemed to have been properly given or delivered when made in writing and delivered personally to the party to whom directed, or when deposited in the United States certified mail, with all necessary postage fully prepaid, return receipt requested and addressed to the party to whom directed at its below specified address, to-wit:

As to Lessor:	Carla Rosas Zepeda 1153 Orchard Road Montrose, Colorado 81401
As to AMICOR:	American Strategic Minerals Corporation Post Office Box 888 31161 Highway 90 Nucla, Colorado 81424-0888

Either party hereto may change its address for the purpose of notices or communications hereunder by furnishing notice thereof to the other party in compliance with this provision.

22. No Implied Covenants. Except as provided in Paragraph 7 hereof, it is expressly understood and agreed that no implied covenant or condition whatsoever shall be read into this Agreement relating to exploration, development, prospecting, mining or production or the time therefore, or to any obligation AMICOR hereunder or to the measure of diligence thereof. If AMICOR at any time, and from time to time after commencing operations or production, desires to shut down or cease operations or production for any reason, it shall have the right to do so.

23. Construction. The headings used herein are for convenience of reference only and shall not be taken or construed to define or limit any of the terms or provisions hereof. Unless otherwise provided or unless the context shall otherwise require, words importing the singular

number shall include the plural number, words importing the masculine gender shall include the feminine gender, and vice versa.

24. Inurement. This Agreement shall extend to and be binding upon all of the heirs, executors, administrators, successors in interest and permitted assigns of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

LESSOR:

Carla Rosas Zepeda

Carla Rosas Zepeda, Lessor

American Strategic Minerals Corporation,
a Colorado corporation

By Kathleen A. Glasier

Kathleen A. Glasier, President and CEO

STATE OF COLORADO)
) ss.
COUNTY OF MONTROSE)

On this 23rd day of November, 2011, before me personally appeared Carla Rosas Zepeda, known to me to be the person whose name is subscribed to the foregoing instrument, who, having been by me first duly sworn, did say: That she executed the foregoing instrument and acknowledged said instrument to be her free act and deed.

Witness my hand and official seal.

My Commission Expires: 4-21-2014

Cindy Richardson
Notary Public
Address: 111 Hwy 97
Naturita Co 81422

NOTARY PUBLIC
CINDY RICHARDSON
STATE OF COLORADO

STATE OF COLORADO)
) ss.
COUNTY OF MONTROSE)

On this 23rd day of November, 2011, before me personally appeared Kathleen A. Glasier, known to me to be the person whose name is subscribed to the foregoing instrument, who, having been by me first duly sworn, did say: That she is the President of American Strategic Minerals Corporation, a Colorado corporation which executed the foregoing instrument and acknowledged said instrument to be the free act and deed of said corporation.

Witness my hand and official seal.

My Commission Expires: 4-21-2014

Cindy Richardson
Notary Public
Address: 111 Hwy 97
Naturita Co 81422

NOTARY PUBLIC
CINDY RICHARDSON
STATE OF COLORADO

EXHIBIT "A"
To that certain Mining Lease Agreement
between
Carla Rosas Zepeda
and
American Strategic Minerals Corporation
Dated the 2nd day of November 2011

The following Unpatented Lode Mining Claims located in the County of Montrose, State of Colorado, are more particularly described below.

Section 18, Township 45 North, Range 17 West, N.M.P.M.

CLAIM NAME	BLM SERIAL NUMBER
Sunlight No.1	CMC253047
Sunlight No.2	CMC253048

The following Unpatented Lode Mining Claims located in the County of San Miguel, State of Colorado, are more particularly described below.

Section 31, Township 43 North, Range 17 West, N.M.P.M.

CLAIM NAME	BLM SERIAL NUMBER
Joseph #7	CMC253871
Jordan #8	CMC253872

Section 31, Township 43 North, Range 17 West, N.M.P.M.; and
Section 36, Township 43 North, Range 18 West, N.M.P.M.

CLAIM NAME	BLM SERIAL NUMBER
Jordan #5	CMC253869
Jordan #6	CMC253870

Section 35, Township 43 North, Range 18 West, N.M.P.M.

CLAIM NAME	BLM SERIAL NUMBER
Jordan #2	CMC253866

Section 36, Township 43 North, Range 18 West, N.M.P.M.

CLAIM NAME	BLM SERIAL NUMBER
Jordan #1	CMC253865
Jordan #3	CMC253867
Jordan #4	CMC253868